Exhibit 10.2

                        ADMINISTRATIVE SERVICES AGREEMENT

         This Administrative Services Agreement is entered into as of September 25, 2002, among Life Investors Insurance Company of America, Transamerica Life Insurance Company, (collectively "Aegon"), and Clark/Bardes Consulting, Inc. ("Clark/Bardes").

         WHEREAS, Aegon sells life and variable life policies by and through duly licensed and appointed agents employed or engaged by Clark/Bardes and its affiliates (not including Long, Miller & Associates, LLC which will be acquired by Clark/Bardes simultaneously with the execution of this Agreement) with whom Aegon has entered into an Appointment Agreement. All such policies (except private placement variable universal life policies and modified separate account policies) issued either before or during the term of this Agreement, are hereinafter defined as the "Policies". Persons who own Policies are referred to hereafter as "Policyowners".

         WHEREAS, Clark/Bardes provides on behalf of carriers services in support of the sales process, including marketing and ongoing administrative backoffice and client service work.

         WHEREAS, Aegon desires to retain and Clark/Bardes desires to be retained for the purpose of performing such services on behalf of Aegon.

         In consideration of the mutual promises, conditions and covenants as set forth below, the parties agree as follows:

         1.0      APPOINTMENT.

         Aegon appoints and authorizes Clark/Bardes to assist Aegon and to provide administrative support thereto for the Policies, pursuant to the terms and conditions of this Agreement and the executed Appointment Agreement.

         2.0      COMPENSATION.

         While this Agreement is in effect, Aegon will pay Clark/Bardes according to the compensation schedule attached to this Agreement as Schedule A.

         3.0      BASIC LEVEL OF SERVICES.

         Clark/Bardes shall provide a basic level of marketing, administrative and processing services on behalf of and as directed by Aegon. These basic services shall include but not be limited to:

                  (i) Arrange and preside over educational meetings of Clark/Bardes' sales and service representatives on as needed basis to ensure that they are familiar with the features of the Policies;


                  (ii) Prepare and deliver annual policy reviews to Policyowners in a format approved by Aegon;

                  (iii) Provide Aegon four times annually with the opportunity to participate with Clark/Bardes' sales representatives on conference calls to present educational product information;

                  (iv) Distribute Aegon issued marketing materials to customers and Clark/Bardes sales representatives;

                  (v) Report cash values and other policy related information prepared by Aegon to Policyowners on a regular basis;

                  (vi)     Assist with death claim processing for Policyowners;

                  (vii) Assist Clark/Bardes' sales representatives and life licensed employees in obtaining all necessary appointments and filing the appointments with the applicable insurance regulatory authority;

                  (viii) Provide technical assistance to Clark/Bardes' sales representatives and their administrative staff in the ongoing servicing of Policyowners;

                  (ix)     Provide results from Study Groups;

                  (x) Provide periodic product comparisons in a format approved by Aegon and Clark/Bardes; and

                  (xi) Use best efforts to promote Aegon products in appropriate forums.

         4.0      TERM AND TERMINATION.

         4.0.1 This Agreement will become effective as of the date set forth above and will remain in force until December 31, 2032 unless otherwise terminated by the parties for cause pursuant to this Article 4.0.

         4.0.2 This Agreement may be terminated immediately for cause by Aegon upon occurrence of one of the following:

                  (i) Upon Clark/Bardes' bankruptcy, insolvency or assignment of commissions for the benefit of creditors, conviction of Clark/Bardes of any felony or fraud or of any crime involving dishonesty;

                  (ii) Upon Clark/Bardes' material failure to acquire or continuously maintain all licenses required by state or federal law or cancellation of or refusal to renew by the insurance regulatory authority any license, certificate or other regulatory approval required by Clark/Bardes to perform their duties under this Agreement;

                  (iii) Upon any material violation by Clark/Bardes or its officers, employees or agents of any rule or regulation of any regulatory authority having jurisdiction which would materially adversely affect Clark/Bardes' ability to satisfy its obligations under this Agreement; or

                  (iv) Upon Clark/Bardes' failure to perform or observe any material term, covenant or agreement contained in this Agreement which failure shall remain unremedied for 30 days after the receipt from Aegon of written notice thereof.

         4.0.3 This Agreement may be terminated immediately for cause by Clark/Bardes upon occurrence of one of the following:

                  (i) Upon Aegon's bankruptcy, insolvency, conviction of their officers or supervisory personnel of any felony or fraud or of any crime involving dishonesty;

                  (ii) Upon Aegon's material failure to acquire or continuously maintain all licenses required by state or federal law, or cancellation of or refusal to renew by the insurance regulatory authority any license, certificate or other regulatory approval required by Aegon to perform their duties under this Agreement;

                  (iii) Upon any material violation by Aegon or its officers, employees or agents of any rule or regulation of any regulatory authority having jurisdiction which would materially adversely affect Aegon's ability to satisfy its obligations under this Agreement; or

                  (iv) Upon Aegon's failure to perform or observe any material term, covenant or agreement contained in this Agreement which failure shall remain unremedied for 30 days after the receipt from Clark/Bardes of written notice thereof.

         5.0      RECORDS.

         5.0.1 Maintenance of Records Relating to Transactions Arising Under this Agreement. Clark/Bardes shall maintain at their principal offices, for the duration of this Agreement and six years thereafter, a system of files to contain books and records of all transactions arising under this Agreement. These books and records shall be maintained in accordance with the standards required by all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement. Notwithstanding this provision, in the event that this Agreement is terminated, Clark/Bardes shall at Aegon's sole option transfer copies of records to Aegon or its authorized representative. In such case, Aegon or its authorized representative, as the case may be, shall acknowledge in writing that it is responsible for retaining the records of Clark/Bardes as required herein.

         5.0.2 Maintenance of Records Relating to Compliance with this Agreement. Clark/Bardes and Aegon shall maintain books and records necessary to establish each party's compliance with this Agreement and both Clark/Bardes and Aegon shall maintain such books and records for three years after the termination of this Agreement.

         5.0.3 Aegon's Right to Inspect. Aegon, its employees or authorized representatives may audit, inspect and examine at reasonable times, during regular business hours and with at least 72 hours prior notice, the books and records of Clark/Bardes of all transactions arising under this Agreement necessary to ensure compliance with this Agreement.

         5.0.4 Clark/Bardes' Right to Inspect. Clark/Bardes, its employees or authorized representatives may audit, inspect and examine the books and records of Aegon at reasonable times, during regular business hours and with at least 72 hours prior notice. Clark/Bardes agrees to limit its review of the books and records of Aegon to the extent necessary to ensure compliance with this Agreement.

         5.0.5 Survival of Records Provisions. The records provisions shall survive the termination of this Agreement.

         6.0      INDEMNIFICATION/LEGAL PROCEEDINGS.

         6.0.1 Indemnity Definitions. The following definitions shall apply for purposes of this Article:

         "Aegon Claim" means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against an Aegon Indemnitee by a third party (the "Claimant") unaffiliated with such Indemnitee which arises out of, is based upon, or otherwise relates to any loss, damage, liability, deficiency, cause of action, costs or expense, including reasonable attorneys' fees and costs of litigation, on account of any (i) misrepresentation, whether or not intentional, made by Clark/Bardes in connection with this Agreement; (ii) failure of Clark/Bardes to fulfill any of its agreements or covenants under this Agreement; (iii) event of default; or
(iv) negligent or willful or wanton conduct by Clark/Bardes or persons employed or appointed by Clark/Bardes in connection with this Agreement.

         "Clark/Bardes Claim" means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against a Clark/Bardes Indemnitee by a third party (the "Claimant") unaffiliated with such Indemnitee which arises out of, is based upon, or otherwise relates to any loss, damage, liability, deficiency, cause of action, costs or expense, including reasonable attorneys' fees and costs of litigation, on account of any
(i) misrepresentation, whether or not intentional, made by Aegon in connection with this Agreement; (ii) failure of Aegon to fulfill any of its agreements or covenants under this Agreement; (iii) event of default; or (iv) negligent or willful or wanton conduct by Aegon or persons employed or appointed by Aegon in connection with this Agreement.

         "Claim" means Aegon Claim or Clark/Bardes Claim as appropriate.

         "Costs" means any damages, settlements, judgments, losses, expenses, interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonable withheld.

         "Indemnitee" shall mean a party entitled to the right of Indemnification under this Agreement.

         "Indemnitor" shall mean a party obligated to provide indemnification hereunder.

         6.0.2 Clark/Bardes' Liability. In accordance with the procedures set forth herein, Clark/Bardes shall indemnify and hold harmless Aegon and its directors, officers, employees, affiliates, agents, representatives, successors and assigns (collectively, "Aegon entities"), from and against any and all Aegon Claims and related Costs filed or assessed against any of the Aegon entities.

         6.0.3 Aegon's Liability. In accordance with the procedures set forth herein. Aegon shall indemnify and hold harmless Clark/Bardes and its directors, officers, employees, affiliates, agents, representatives, successors and assign (collectively, "Clark/Bardes entities"), from and against any and all Clark/Bardes Claims and related Costs filed or assessed against any of the Clark/Bardes entities.

         6.0.4 Indemnification Claim Notice and Case Management. In the event that any Claim is brought against any Indemnitee that might require indemnification from Indemnitors, the Indemnitee promptly shall give notice thereof to each of the Indemnitors. The failure to give such notice shall not affect the Indemnitee's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnitor's ability to successfully defend a Claim. At any time after such notice, any Indemnitor may deliver to the Indemnitee its written acknowledgement that Indemnitee is entitled to indemnification under this Article 6.0 for all Costs associated with the Claim. The Indemnitors shall thereafter be entitled to assume the defense of the Claim and shall bear all expenses associated therewith, including without limitation, payment on a current basis of all previous Costs incurred by the Indemnitee in relation to the Claim from the date the Claim was brought. After notice from any Indemnitor to the Indemnitee of an election to assume the defense of any Claim, the Indemnitee shall not be liable to the Indemnitors for any Costs related to the Claim. Until such time as Indemnitee receives notice of an Indemnitor's election to assume the defense of any Claim, Indemnitee may defend itself against the Claim and may hire counsel and other experts of its choice and Indemnitors shall be liable for payment of counsel and other expert fees on a current basis as the same are billed.

         6.0.5 Cooperation and Updates. To the extent that an Indemnitee makes a claim for indemnification against an Indemnitor, Indemnitee and Indemnitor shall each give the other reasonable access during normal business hours to its books, records and employees and those books, records and employees within its control in connection with the Claim for which indemnification is sought hereunder and shall otherwise cooperate with one another in the defense of any such Claim. Regardless of which party defends a particular Claim, the defending party shall give the other parties written notice of any significant development in the case as soon as practicable, but in any event within five (5) business days after such development.

         6.0.6 Settlement. If an Indemnitee is defending a Claim and: (1) a settlement proposal is made by the Claimant, or (2) the Indemnitee desires to present a settlement proposal to the Claimant, then the Indemnitee promptly shall notify the Indemnitor of such settlement proposal together with its counsel's recommendation. If the Indemnitee desires to enter into the settlement and the Indemnitor does not consent within five (5) business days (unless such period is extended, in writing, by mutual agreement of the parties hereto), then Indemnitor, from the time they fail to consent forward, shall defend the Claim and shall further indemnify the Indemnitee for all Costs associated with the Claim which are in excess of the proposed settlement amount even if the same were not originally covered under this Article 6.0. If an Indemnitor is defending a Claim and a settlement requires an admissions of liability by Indemnitee or would require Indemnitee to either take action (other than purely ministerial action) or refrain from taking action (due to an injunction or otherwise), Indemnitor may agree to such settlement only after obtaining the express, written consent of Indemnitee.

         6.0.7 Indemnification Disputes. In the event that there is a dispute between an Indemnitee and an Indemnitor over whether the Indemnitor is liable for a Claim, then:

                  (i) Indemnitee shall defend the Claim in accordance with the provisions of Section 6 hereof in the same manner and under the same terms as though there were no dispute and Indemnitor had failed to elect to defend the Claim itself and Indemnitee shall have the right to settle such Claim pursuant to Section 6.0.6 hereof;

                  (ii) In addition, Indemnitor must advise Indemnitee of such a dispute and the reasons therefore, in writing, within thirty
         (30) days after the Claim is first tendered to Indemnitor unless the Indemnitee and Indemnitor mutually agree, in writing, to extend the time; and

                  (iii) The Indemnitee and the Indemnitor shall use good faith efforts to resolve any dispute as to Indemnitor's indemnification obligation.

         Should those efforts fail to resolve the dispute, the ultimate resolution shall be determined in a de novo proceeding, separate and apart from the underlying Claim brought by the Claimant, before a court of competent jurisdiction. No finding or judgment in any litigation on the underlying Claim, except for Cost amounts, shall be given any weight in the court proceedings on the indemnification issue. Either party may initiate such proceedings with a court of competent jurisdiction at any time following the termination of the efforts by such parties to resolve the dispute (termination of such efforts shall be deemed to have occurred 30 days from the commencement of the same unless such time period of extended by the written mutual agreement of the parties). The prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees, costs and expenses. From and after the dates on which responsibility for a disputed indemnity Claim is resolved: (i) Indemnitor shall pay all Costs that are determined by the parties or the court, as the case may be, to be allocable to any such Claim which is determined to be a Claim subject to indemnity and (ii) Indemnitee shall reimburse Indemnitor for all Costs previously paid by Indemnitor which are allocable to such Claim determined to be a claim not subject to indemnity.

         6.0.8 Multiple Claims. If the Claimant asserts both Claims subject to indemnity and Claims not subject to indemnity in the same action, Indemnitee shall defend the Claim in accordance with the provisions of Section 6.0.4 hereof in the same manner as though Indemnitor had failed to elect to defend the Claim itself and Indemnitee shall have the right to settle such Claims pursuant to
Section 6.0.6 hereof (subject to Indemnitor's right to assume the defense of such Claims pursuant to such Section 6.0.4). Indemnitor and Indemnitee each shall be responsible for all Costs associated with the Claim for which they are responsible (i.e., Indemnitor for Claims subject to indemnity and Indemnitee for Claims not subject to indemnity). The parties shall use good faith efforts to agree on a reasonable and appropriate allocation of such Costs. If the parties fail to agree on the appropriate allocation, the dispute shall be decided in accordance with the methodology set forth in Section 6.0.7 (iii) hereof.

         6.0.9 Survival of Indemnification Provisions. The indemnification provisions of this Article 6.0 shall survive the termination of this Agreement.

         7.0      RELATIONSHIP.

         Nothing contained herein is intended to create the relationship of employer and employee between the parties hereto. Clark/Bardes shall be an independent contractor and free to exercise its own judgement as to the time, place and means of performing all acts hereunder, but shall conform to all legal requirements and to all regulations of Aegon not unreasonably interfering with such freedom of action or judgment.

         Clark/Bardes and Aegon agree that with respect to the fulfillment of their respective duties and obligations hereunder, each will conduct themselves in accordance with the highest standards of good faith, fair dealing and commercial reasonableness.

         8.0      ASSIGNMENT.

         No assignment by operation of law or otherwise of this Agreement or of compensation payable hereunder shall be valid unless authorized in writing by Aegon. Every assignment shall be subject to (a) any indebtedness and obligation of Clark/Bardes that may be due or become due to Aegon or its affiliates; and
(b) any applicable NASD, SEC, or state insurance or securities regulation pertaining to such assignments.

         9.0      AMENDMENTS.

         9.0.1 Writing Required. No waiver or amendment of this Agreement shall be effective unless it is in writing and signed by a duly authorized officer of Aegon and Clark/Bardes. The failure of Aegon or Clark/Bardes to enforce any provisions of this Agreement shall not constitute a waiver of any such provision or a course of conduct or a waiver in the future of that same provision.

         9.0.2 Past Waiver. No past waiver of a provision of this Agreement by Aegon or Clark/Bardes shall constitute a course of conduct or a waiver in the future of that same provision.

         10.0     NOTICE.

         Any and all notices required to be given under this Agreement or which either of the parties may desire to give shall be in writing and shall be deemed to be delivered when sent by certified mail, postage prepaid, return receipt requested or sent by Federal Express or other recognized overnight courier service, and addressed as follows:

         If to Clark/Bardes:
         Becky Letsche
         Clark/Bardes, Inc.
         2121 San Jacinto Street, Suite 2200
         Dallas, TX 75201-7906
         And
         Kurt Laning
         Clark/Bardes, Inc.
         102 South Wynstone Park Drive, Suite 200
         North Barrington, IL 60010

         If to Aegon:
         Transamerica Life Insurance Company
         Attn: President, Extraordinary Markets
         4333 Edgewood Rd NE
         Cedar Rapids, IA 52499-2390

         11.0     SEVERABILITY.

         Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, by ineffective to the extent of such prohibition, unenforceability or, non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.0     GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to its conflicts of laws provisions.

         13.0     SURVIVAL OF CERTAIN PROVISIONS.

         The following provisions of this Agreement shall survive the termination or cancellation of this Agreement:

                  (i)      Article 5 - Records

                  (ii)     Article 6 - Indemnification

         14.0     CONFIDENTIALITY.

         Each of the parties agrees that the terms and conditions of this Agreement are confidential and, unless otherwise required by law, shall not be disclosed by either party except to such party's officers, employees, directors, attorneys, accountants, advisors and representatives, without the consent of the other party.

         15.0     HEADINGS.

         Section headings in this Agreement are included herein for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. References to Schedules, shall, unless otherwise indicated, refer to Schedules attached to this Agreement, which shall be incorporated in and constitute a part of this Agreement.

         16.0     EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA


By:  /s/
     -----------------------------------
Its: Vice President
     -----------------------------------


TRANSAMERICA LIFE INSURANCE COMPANY


By:  /s/
     -----------------------------------
Its: Vice President
     -----------------------------------

CLARK/BARDES CONSULTING, INC.


By:  /s/ Thomas M. Pyra
     -----------------------------------
Its: Chief Financial Officer
     -----------------------------------